UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________________________________________________
FORM 8-K
______________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 2, 2012

Shiloh Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21964	51-0347683

(State of Other	(Commission File No.)	(I.R.S. Employer
Jurisdiction		Identification No.)
of Incorporation)

880 Steel Drive, Valley City, Ohio 44280
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:
(330) 558-2600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Shiloh Industries, Inc. (the “Company”) entered into a First Amendment Agreement dated January 31, 2012 (the “First Amendment”) of its Credit and Security Agreement (the “Agreement”) with a syndication of lenders led by The Privatebank and Trust Company, as co-lead arranger, sole book runner and administrative agent, PNC Capital Markets, LLC, as co-lead arranger, and PNC Bank, National Association, as syndication agent. The First Amendment amends the Credit and Security Agreement entered into among the same parties on April 19, 2011.
The First Amendment continues the Company's revolving line of credit up to $80,000,000 through April 2016 with a modification to the calculation of the "Fixed Charge Coverage Ratio" to allow for payment of a special dividend declared on February 1, 2012 and other modifications to allow the Company to participate in certain customer-sponsored financing arrangements allowing for early, discounted payment of Company invoices.
The foregoing is a summary of the material terms and conditions of the First Amendment and not a complete descriptions of the First Amendment. Accordingly, the foregoing is qualified in its entirety by reference to the First Amendment, attached hereto as Exhibit 10.1, and incorporate herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Agreement set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 8.01. Other Events.

On February 1, 2012 the Company's Board of Directors declared a special dividend of $0.50 per share to be paid on February 21, 2012 to shareholders of record on February 13, 2012

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 First Amendment to the Credit and Security Agreement, dated January 31, 2012, among Shiloh Industries, Inc., the other loan parties thereto, The Privatebank and Trust Company as co-lead arranger, sole book runner and administrative agent, PNC Capital Markets, LLC as co-lead arranger and PNC Bank, National Association as syndication agent.

99.1 Press release concerning special dividend

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2012	SHILOH INDUSTRIES, INC.

	By:	/s/ Thomas M. Dugan
Name: Thomas M. Dugan
Title: Vice President of Finance and Treasurer